Exhibit (k)(1)(b)

StepStone Group Private Wealth LLC 128 S Tryon St., Suite 1600

Charlotte, NC 28202

Re: Amendment to Administration Agreement for StepStone Private Equity Strategies Fund

Date: December 16, 2025

Dear Sir or Madam:

As you know, we are party to an Administration Agreement dated as of June 5, 2025, with respect to StepStone Private Equity Strategies Fund (the “Agreement”). Please be advised that, pursuant to the terms of the Agreement, we wish to amend the Agreement as of the date hereof to revise the fee schedule, which shall be effective as of December , 202 . The proposed amended Schedule A to the Agreement is attached hereto.

Regards,

STEPSTONE GROUP PRIVATE WEALTH LLC

By: /s/ Tim Smith

Name: Tim Smith

Title: CFO & COO

Accepted and Agreed to:

STEPSTONE PRIVATE EQUITY STRATEGIES FUND

By: /s/ Dean Caruvana

Name: Dean Caruvana

Title: Secretary and CCO

StepStone Private Equity Strategies Fund

Schedule A Fees

Net Assets	Annual Rate
First $100 million	0.20%
Next $100 million	0.195%
Next $100 million	0.18%
Next $200 million	0.16%
Next $500 million	0.12%
Next $500 million	0.08%
Assets over $1.5 billion	0.07%